Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Big 5 Sporting Goods Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-104898) on Form S-8 of Big 5 Sporting Goods Corporation and subsidiaries of our report dated March 9, 2007, with respect to the consolidated balance sheet of Big 5 Sporting Goods Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 30, 2007 annual report on Form 10-K of Big 5 Sporting Goods Corporation.
As discussed in Notes 2 and 13 to the consolidated financial statements, effective January 2, 2006, Big 5 Sporting Goods Corporation and subsidiaries adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
/s/ KPMG LLP
Los Angeles, California
March 10, 2008